Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (“Supplemental Indenture”) dated as of September 15, 2017, between WebMD Health Corp., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of January 11, 2011 (the “Indenture”), pursuant to which the Company issued its 2.50% Convertible Notes due 2018 (the “Notes”);

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 24, 2017, among the Company, MH Sub I, LLC, a Delaware limited liability company (the “Parent”), and Diagnosis Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Parent, pursuant to which, and subject to the terms and conditions contained in the Merger Agreement, each share of Common Stock (a “Share”) has been converted into and represents only the right to receive $66.50 in cash (the “Cash Payment”);

WHEREAS, the Cash Payment is to be paid to each holder of Shares without interest and less any applicable withholding taxes;

WHEREAS, after the closing of the merger pursuant to the Merger Agreement (the “Make-Whole Fundamental Change”) on September 15, 2017 (the “Effective Date”), the right to convert each $1,000 principal amount of Notes to Common Stock will be changed to a right to convert such Notes into the amount of the Reference Property (as defined below);

WHEREAS, on August 7, 2017, the Company gave notice to the holders of the Notes that the anticipated Effective Date would be on or after September 7, 2017;

WHEREAS, in connection with the foregoing, Section 10.13(a) of the Indenture provides that the Company shall execute a supplemental indenture providing that each Note shall, without the consent of any holders of Notes, become convertible into only to the amount of Reference Property (as defined below);

WHEREAS, all conditions precedent for the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed; and

WHEREAS, all acts and requirements necessary to make this Supplemental Indenture a binding obligation of the Company have been done.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

In consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Trustee agree as follows for the equal and ratable benefit of the holders of the Notes:

ARTICLE 1

Definitions

Section 1.01. General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2

Agreements of Parties

Section 2.01 Conversion of Notes. In accordance with Section 10.13 of the Indenture and the Officers’ Certificate, dated September 15, 2017, from and after the date of this Supplemental Indenture, the right to convert each $1,000 principal amount of Notes will be changed to a right to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such transaction would have owned or been entitled to receive (the “Reference Property”), which shall consist of (i) cash in an amount equal to $1,071.83 per $1,000 principal amount of Notes based on a Conversion Rate of 16.1178 in the case of a holder that elects to convert its Notes, in accordance with the Indenture, during the period commencing 20 days prior to the anticipated effective date of the Make-Whole Fundamental Change and ending on October 5, 2017, the 20th day after the date that the Merger became effective (the “Merger Agreement Effective Date” and such period, the “Make-Whole Fundamental Change Period”) and (ii) cash equal to $1,036.43 per $1,000 principal amount of Notes based on a Conversion Rate of 15.5854 in the case of a holder that elects to convert its Notes, in accordance with the Indenture, after the Make-Whole Fundamental Change Period. For the avoidance of doubt, for holders that converted the Notes prior to the date hereof and have received shares of Common Stock but have not received the Additional Shares, the right to receive the Additional Shares shall change to a right to receive $35.40 per $1,000 principal amount of the Notes on or after the Effective Date. The provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the holders’ right to convert the Notes into the Reference Property.

ARTICLE 3

Miscellaneous Provisions

Section 3.01 Effectiveness; Construction. This Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee as of the date hereof. Upon such effectiveness, the Indenture shall be supplemented in accordance herewith. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Indenture and this Supplemental Indenture shall henceforth be read and construed together.

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Section 3.02 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 3.03 Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals and statements contained in this Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.04 No Third-Party Beneficiaries. Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties to the Indenture, any Paying Agent, any Conversion Agent, any authenticating agent, any Note Registrar and their successors under the Indenture or the holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.

Section 3.05 Separability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.

Section 3.06 Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.07 Successors. All agreements of the Company and the Trustee in this Supplemental Indenture shall bind their respective successors and assigns.

Section 3.09 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK.

Section 3.10 Counterpart Signatures. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

[Signature page follows]
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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

WEBMD HEALTH CORP.

By:	/s/ Blake DeSimone
Name:	Blake DeSimone
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Supplemental Indenture (2018 Convertible Notes)]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ R. Tarnas
Name:	R. Tarnas
Title:	Vice President

[Signature Page to Supplemental Indenture (2018 Convertible Notes)]